Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization	Names Under Which Business Conducted

Sovereign Research LLC*	Florida	Sovereign Research
Yard Sales Drop Off, Inc.*	Florida	Yard Sale Drop Off

              * Wholly owned by the Registrant.